[ALCATEL letterhead]

54, rue La Boetie
75411 Paris Cedex 08                          Securities and Exchange Commission
France                                        Washington, DC 20549
Tel.: + 33 (0)1 40 76 10 10
Fax . + 33 (0)1 40 76 14 00
                                                November 28, 2006


RE: CORPORATE STOCK OPTION PLAN

Ladies and Gentlemen:

I am the General Counsel of Alcatel (the "Company"), a company incorporated in the Republic of France. In that capacity, I have acted as counsel for the Company in connection with the registration of 6,280,535 additional ordinary shares of the Company, par value (euro)2 per share (the "Shares") issuable to employees of direct and indirect subsidiaries of the Company in the United States under the 2006 Corporate Stock Option Plan (the "Plan"). This opinion is limited to the laws of France and is provided to you as a supporting document for the Shares.

In furnishing this opinion, I or lawyers under my supervision have examined such documents, corporate records and other agreements, instruments or opinions as I have deemed necessary for purposes of this opinion. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. On the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the Plan, will be validly issued and fully paid and non-assessable.

I do not purport to be an expert on the laws of any jurisdiction other than the laws of the Republic of France, and I express no opinion herein as to the effect of any other laws.

I am furnishing this letter to you solely for your benefit and for the purpose of the Shares. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 that the Company is filing with the United States Securities and Exchange Commission with respect to the Shares. By giving my consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations issued thereunder.


Very truly yours,

/s/ Pascal Durand-Barthez
-------------------------
Pascal Durand-Barthez
General Counsel